Exhibit 16.1

August 19, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of Form 20-F filed with the U.S. Securities and Exchange Commission on August 19, 2024 of NewGenIvf Group Ltd (the “Company”) and agree with the statements relating only to WWC, P.C. contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 20-F.

/s/ WWC, P.C.
WWC, P.C.
Certified Public Accountants
PCAOB ID No.1171
San Mateo, California